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CHECKPOINT SYSTEMS, INC.
PROXY STATEMENT

2006 NOTICE OF ANNUAL MEETING

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NOTICE OF 2006
ANNUAL SHAREHOLDERS’ MEETING
and
PROXY STATEMENT

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CHECKPOINT SYSTEMS, INC. 101 Wolf Drive Thorofare, NJ 08086

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Checkpoint Systems, Inc. (the “Company”) will be held on Thursday, June 8, 2006, at 9:00 a.m., at The Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania for the following purposes:

1.	To elect three Class III directors for a three-year term and one Class I director for a one-year term; and

2.	To transact such other business as may properly come before the Meeting.

A complete list of shareholders will be available at the Company’s corporate offices noted above, prior to the meeting. Shareholders owning Company shares at the close of business on April 19, 2006 are entitled to receive notice of the Meeting and to vote at the Meeting or any adjournments that may take place.

You are cordially invited to attend the Meeting in person. If you are unable to attend in person, the Board of Directors urges you to sign, date, and return the enclosed proxy card promptly.

This Proxy Statement, the enclosed proxy card, and Checkpoint’s 2005 Annual Report are being mailed to shareholders on or about April 24, 2006.

By Order of the Board of Directors

JOHN R. VAN ZILE
SENIOR VICE PRESIDENT, GENERAL COUNSEL
AND CORPORATE SECRETARY
APRIL 24, 2006

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1.	Q:	WHEN AND WHERE IS THE 2006 ANNUAL MEETING OF SHAREHOLDERS BEING HELD?

	A:	The Annual Meeting of Shareholders of the Company (“Annual Meeting”) will be held on Thursday, June 8, 2006, at 9:00 a.m., at The Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania.

2.	Q:	ON WHAT AM I VOTING?

A:	You are also being asked to vote to approve:

1.	Election of three Class III directors (George Babich, Jr., Alan R. Hirsig and Sally Pearson) and one Class I director (George W. Off); and

2.	Any other business properly raised at the Annual Meeting.

3.	Q:	WHO IS ENTITLED TO VOTE?

A:	Shareholders as of the close of business on April 19, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting.

4.	Q:	WHO CAN ATTEND THE ANNUAL MEETING?

A:	Any shareholder may attend.

5.	Q:	HOW DO I VOTE?

A:	You May Vote By Mail.

You do this by signing each proxy card you receive and returning your proxy card(s) in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.

You May Vote in Person at the Meeting.

Ballots will be passed out at the Annual Meeting to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker, and bring it with you to the Annual Meeting, in order to vote at the Annual Meeting.

You May Vote by Telephone.

Shareholders may vote by telephone. To do this, follow the instructions entitled “Vote by Telephone” that came with this Proxy Statement. The telephone voting procedure is designed to verify shareholders through the use of a Control Number that is provided on each proxy card. If you vote by telephone, you do not have to mail in your proxy card.

You May Vote on the Internet.

Shareholders may vote on the Internet. To do this, follow the instructions entitled “Vote by Internet” that came with your proxy statement. If you vote by Internet, you do not have to mail in your proxy card.

6.	Q:	CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. To do this:

•	File a written notice of revocation with the Secretary of the Company;

•	Deliver to the Company a duly executed proxy bearing a later date;

•	Vote by telephone or on the Internet at a later date (Your latest telephone or Internet proxy will be counted and all earlier votes will be disregarded); or

•
Vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker and bring it with you in order to vote at the Annual Meeting. However, once the voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to any matters on which voting has been completed.

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7.	Q:	WHAT CONSTITUTES A QUORUM?

A:
The Company’s By-Laws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular proposal shall constitute a quorum for the purpose of considering such proposal. As of the Record Date, April 19, 2006, 38,758,835 shares of Common Stock were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in the election of directors. There is no other class of voting securities outstanding.

There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted as present for quorum purposes. A WITHHELD vote is the same as an abstention. Similarly, if a broker fails to vote shares with respect to which it has discretionary authority (“broker non-votes”), the shares will still be counted as present for quorum purposes.

8.	Q:	HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS?

A:
Assuming the presence of a quorum, the affirmative vote of a majority of the votes shareholders are entitled to cast is required to approve any proposal. For voting purposes, only shares voted FOR the adoption of any proposal or FOR the election of a director will be counted as voting in favor, when determining whether a proposal is approved or a director is elected. As a consequence, abstentions, broker non-votes and WITHHELD votes will all have the same effect as a vote against the adoption of a proposal or the election of a director.

Shares represented by a properly delivered proxy will be voted in accordance with the instructions marked thereon. Properly delivered proxies that do not specify how the shares are to be voted will be voted “FOR” the election, as directors, of the Board of Directors’ nominees. Properly delivered proxies will be voted “FOR” or “AGAINST” any other matter that properly comes before the Annual Meeting or any adjournment thereof, at the discretion of the persons named as proxy holders.

9.	Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

A:	If you do not vote your proxy, your brokerage firm may either:

•	Vote your shares on routine matters, or

•	Leave your shares unvoted.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the Annual Meeting. A brokerage firm cannot vote customers’ shares on non-routine matters.

You may have granted your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending upon the terms of the agreement you have with your stockbroker.

10.	Q:	WHAT IF I RECEIVE MORE THAN ONE PROXY CARD?

A:
This means that you have various accounts that are registered differently with the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all your shares are voted.

11.	Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING DUE?

A:
If the date of the 2007 Annual Meeting of Shareholders is advanced or delayed more than 30 days from June 8, 2007, shareholder proposals intended to be included in the proxy statement for the 2007 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials for the 2007 annual meeting. Upon any determination that the date of the 2007 annual meeting will be advanced or delayed by more than 30 days from the date of the 2006 annual

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meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q. In order for Shareholder proposals to be considered for inclusion in the Company’s proxy materials for the 2007 Annual Meeting of Shareholders, proposals must be submitted in writing and received by the Company no later than December 26, 2006.

12.	Q:	WHO ARE THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS?

A:
PricewaterhouseCoopers, LLP, was the Company’s independent certified public accountants for the fiscal year 2005 and has been selected by the Audit Committee as the Company’s independent certified public accountants for fiscal year 2006. A representative of PricewaterhouseCoopers, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he/she desires to do so. The representative is also expected to be available to respond to appropriate questions from shareholders.

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GENERAL

These proxy materials are being furnished by Checkpoint in connection with the solicitation of proxies by the Board of Directors of Checkpoint for use at the 2006 Annual Meeting of Shareholders and any adjournments thereof.

The Board of Directors approved the following proposals for shareholder approval at a meeting held on March 30, 2006:

Proposal 1)
Election of three Class III Directors to hold office until the 2009 Annual Meeting of Shareholders and one Class I Director to hold office until the 2007 Annual Meeting of Shareholders. The Board has nominated George Babich, Jr., Alan R. Hirsig and Sally Pearson as the Class III Directors and George W. Off as the Class I Director.

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SUMMARY OF PROPOSALS TO BE VOTED ON

1.	ELECTION OF DIRECTORS

The Company’s board of directors, upon the recommendation of its Governance and Nominating Committee, has nominated George Babich, Jr., Alan R. Hirsig and Sally Pearson for election as Class III directors of the Company, each for a term of three years that will expire in 2009 and George W. Off as a Class I director of the Company for a term of one year that will expire in 2007. Each of Messrs. Hirsig, Off and Ms. Pearson currently serves as a director of the Company and is up for re-election this year.

•	George Babich, Jr.

•	Alan R. Hirsig

•	George W. Off

•	Sally Pearson

Each has consented to serve their respective terms.

UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES.

THE BOARD RECOMMENDS A VOTE “FOR” THESE NOMINEES

The Board knows of no other business for consideration at the meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Annual Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

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PROPOSALS TO BE VOTED ON

PROPOSAL 1.   ELECTION OF DIRECTORS

At the Annual Meeting, the Shareholders will elect three Class III directors to hold office until the 2009 Annual Meeting of Shareholders and one Class I director to hold office until the 2007 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. The Company’s Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors expiring in each year. The Company’s board of directors, upon the recommendation of its Governance and Nominating Committee, has nominated George Babich, Jr., Alan R. Hirsig and Sally Pearson for election as directors of the Company, each for a term of three years that will expire in 2009 and George W. Off as a Class I director of the Company for a term of one year that will expire in 2007. On March 30, 2006, the Board of Directors, upon the recommendation of its Governance and Nominating Committee nominated George Babich, Jr. to stand for election. Each of Messrs. Hirsig and Off and Ms. Pearson currently serves as a director of the Company and is up for re-election this year. The term of the Company’s current Class III directors, Alan R. Hirsig, George W. Off and Sally Pearson will expire at the Annual Meeting. The terms of the Company’s two Class I and three Class II directors will expire at the Annual Meetings of Shareholders to be held in 2007 and 2008, respectively. The Company’s By-laws provide that the Board of Directors consist of no less than three and no more than eleven directors, with the specific number within that range to be set by the Board. Each of the nominees have indicated their willingness to serve as directors. If a nominee, at the time of his or her election, is unable or unwilling to serve, and as a result a substitute nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretionary authority to vote or to refrain from voting for the substitute nominee in accordance with their reasonable business judgment. The nominees for election as the Class III directors and Class I director and the directors, whose terms of office will continue after the Annual Meeting, together with certain information about them, are as follows:

Nominees for Class III Directors Serving Until 2006

Alan R. Hirsig
Director Since 1998
Age 66

Mr. Hirsig is currently a business consultant. Mr. Hirsig was Chief Executive Officer of ARCO Chemical Company. He had been President and Chief Executive Officer of ARCO Chemical Company from 1991 until his retirement in July 1998. He is also a member of the Boards of various non-profit charitable organizations.

Sally Pearson
Director Since 2002
Age 56

Ms. Pearson is Vice President and General Manager of Merchandise and Retail for the Metropolitan Museum of Art in New York. Ms. Pearson previously was President of Liz Claiborne Specialty Stores from 1996 until 1999, served as Executive Vice President of Merchandising at a division of Limited, Inc. from 1995 until 1996, and Senior Vice President and General Merchandise Manager of Women’s Apparel at Saks Fifth Avenue from 1993

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until 1995. She also held various management positions with Federated Department Stores over a 24 year period.

Nominee for Class III Director

George Babich, Jr.
Age 54

Mr. Babich, was President and Chief Financial Officer of Pep Boys – Manny Moe & Jack from 2002 until 2005; from 2001 until 2002, Mr. Babich served as Executive Vice President and Chief Financial Officer; from 2000 until 2001, Mr. Babich served as Senior Vice President Finance and Chief Financial Officer; from 1996 through 2000, Mr. Babich served as Vice President Finance & Treasurer. From 1991 until 1996 Mr. Babich was Senior Financial Executive for Morgan, Lewis & Bockius. During his career Mr. Babich also held positions at The Franklin Mint, Pepsico Inc. and Ford Motor Company. Mr. Babich is a member of the Board of Teleflex Inc. and serves on their Audit Committee.

Nominee for Class I Director Serving Until 2007

George W. Off
Director Since 2002
Age 59

Mr. Off has been Chairman of the Board, President and Chief Executive Officer since August 2002. He served as Interim Chief Executive Officer of Checkpoint from June 2002 to August 2002. Mr. Off is a founder and former Chairman and Chief Executive Officer of Catalina Marketing Corporation and a 40-year veteran in the retail marketing industry. During his career, Mr. Off also held executive positions at Lucky Stores, Inc. and Safeway Stores. He is a member of the Food Merchandisers’ Education Council and also a member of the Board of Directors of Telephone and Data Systems, Inc., and Eckerd College.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES

UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES.

Class II Directors to Serve Until 2008

David W. Clark, Jr.
Director Since 1982
Age 67

Mr. Clark served as Chairman of the Board from February 1999 to May 2002. Mr. Clark has been a managing director of Pryor & Clark Company, a company engaged in investments, since June 1992. Mr. Clark is a director of CompuDyne Corporation.

Harald Einsmann, Ph.D.
Director Since 2005
Age 72

Dr. Einsmann currently serves as an Operating Partner and a member of the Board of Directors/Investment Committee of EQT, a leading European Private Equity Group sponsored by the Wallenberg group of Scandinavia (which includes, among others,

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Erickson Telephones, ABB Engineering, Astra Zeneca and Gambro Pharmaceuticals, SEB Bank, Scania Trucks). In addition, Dr. Einsmann serves on the Boards of Tesco PLC, in the United Kingdom, Carlson Group in the United States, (which includes, among others, Radisson Hotels, Radisson Seven Seas Cruise Ships, Thank God Its Friday Restaurants), and StoraEnso AB in Scandinavia, one of the worlds largest forest and paper product companies.

Prior to his tenure at EQT, Dr. Einsmann held senior management positions, as well as a seat on the Worldwide Board at Procter and Gamble, one of the world’s largest manufacturers and marketers of consumer products. Before leaving in 1999, Dr. Einsmann served as Procter and Gamble’s President Europe, Middle East and Africa, and increased revenues from the seventy-six countries in these regions to $13 billion, growing net after tax profits 23% per year, every year, for fifteen years to $1.3 billion.

Dr. Einsmann is a graduate of the Hamburg and Heidelberg Universities in Germany where he received an MBA and a doctorate in Business Administration, Economics and Law. He was also a Fulbright scholar at the University of Florida, Gainesville, earning a Ph.D., with a thesis about the impact of the European Union on several U.S. industries.

Jack W. Partridge
Director Since 2002
Age 60

Mr. Partridge is President of Partridge & Associates, Inc., a consulting firm providing strategic planning and other services to retailers and companies serving the retail industry. Prior thereto, he served for two years as Vice Chairman of the Board and Chief Administrative Officer of the Grand Union Company, a food retailer. Prior to joining Grand Union in 1998, Mr. Partridge was Group Vice President of the Kroger Company, where he served for 23 years in several executive positions. He has been actively involved in a number of industry organizations in both the food retailing and chain drug industries. Mr. Partridge is a member of the Board of Directors of SPAR Group, Inc. He has also provided leadership for a broad range of civic, cultural, and community organizations.

Class I Directors to Serve until 2007

William S. Antle, III
Director Since 2003
Age 61

Mr. Antle previously served as the Chairman, President and Chief Executive Officer of Oak Industries, Inc., a manufacturer of leading-edge communications components, from 1989 until its merger with Corning Incorporated in 2000. Prior to his tenure there, he held senior management positions with Bain and Company, Inc., an international strategy-consulting firm. He is a graduate of the United States Naval Academy in Annapolis, Maryland, and holds an MBA from the Harvard Graduate School of Business. Currently, Mr. Antle sits on the Boards of John H. Harland and ESCO Technologies, Inc.

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R. Keith Elliott
Director Since 2000
Age 64

Mr. Elliott was appointed Lead Director in August 2002. Mr. Elliott served as Chairman of the Board from May 2002 to August 2002. Mr. Elliott is the retired Chairman and Chief Executive Officer of Hercules, Inc. From 1991 to April 2000, he served Hercules, Inc. as Senior Vice President and Chief Financial Officer; Executive Vice President and Chief Financial Officer; President and Chief Operating Officer; President and Chief Executive Officer; Chairman and Chief Executive Officer; and Chairman of the Board of Directors. Mr. Elliott is a member of the Board of Directors of QSGI, Inc., Wilmington Trust Company, and the Institute for Defense Analyses.

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CORPORATE GOVERNANCE

Director Nomination Procedures

Criteria for Board Nomination. The Governance and Nominating Committee considers the appropriate balance of experience, skills, and characteristics required of the Board of Directors and will insure that at least a majority of the directors are independent under the rules of the New York Stock Exchange, that members of the Company’s audit committee meet the financial literacy requirements under the rules of the New York Stock Exchange, and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business, and willingness to devote adequate time to Board duties. A more detailed description of the qualifications for directors is contained in the Company’s Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Board Nomination Process. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board. The Governance and Nominating Committee generally considers re-nomination of incumbent directors, provided they continue to meet the qualification criteria adopted by the Board of Directors. New director candidates are evaluated by the Governance and Nominating Committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Committee and the Chairman of the Board. The Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the governance and nominating committee should recommend to the Board that the Board nominate, or elect to fill a vacancy, these final prospective candidates. Candidates recommended by the Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Shareholder Recommendations. The Committee uses a similar process to evaluate candidates recommended by shareholders. To date, however, the Company has not received any shareholder’s proposal to nominate a director.

To recommend a prospective nominee for the Committee’s consideration, please submit the candidate’s name and qualifications to the Chairman of the Governance and Nominating Committee, Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086. Submissions must contain: (a) the proposed nominee’s name and qualifications (including five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements, and board memberships (if any)) and the reason for such recommendation, (b) the name and the record address of the shareholder or shareholders proposing such nominee, (c) the number of shares of stock of the Company which are beneficially owned by such shareholder or shareholders, and (d) a description of any financial or other relationship between the shareholder or shareholders and such nominee or between the nominee and the Company or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the shareholders. Recommendations received by

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December 26, 2006, will be considered for nomination at the 2007 Annual Meeting of Shareholders. However, if the date of the 2007 Annual Meeting of Shareholders has been changed by more than 30 days from the date of the 2006 annual meeting, the recommendation must be received a reasonable time before the Company begins to print and mail its proxy materials for the 2007 annual meeting.

Board of Directors and Committees

Board Composition. With the exception of George W. Off, who serves as an officer of the Company, all other directors have been determined to be independent by the Board of Directors, in accordance with the listing standards of the New York Stock Exchange. The Board of Directors has made an affirmative determination that each of William S. Antle, III, David W. Clark, Jr., Harald Einsmann, R. Keith Elliott, Alan R. Hirsig, Jack W. Partridge, and Sally Pearson (each, an “Independent Director” and together, the “Independent Directors”) has no material relationship with the Company. These conclusions were based on a separate review with the Governance and Nominating Committee of each Independent Director’s background for any possible affiliations with or any compensation received (other than compensation for service on the Company’s Board of Directors or committees thereof) from the Company and/or its subsidiaries. Following these reviews, the Board of Directors determined that all of the Independent Directors were “independent” for purposes of the New York Stock Exchange listing standards and the categorical standards for independence set forth below because during the past three years, no Independent Director (or any member of an Independent Director’s immediate family) has:

•	been employed by the Company;

•
received more than $100,000 in direct compensation from the Company in any 12-month period (other than for director and committee fees and pension or other forms of deferred compensation for prior service);

•	been affiliated with or employed by an auditor of the Company or the Company’s internal audit staff;

•	been employed by any company whose compensation committee includes an officer of the Company; or

•
been employed by a company that has made payments to, or received payments from, the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Board Meetings. The Board held six regular meetings and two special meetings in 2005. The cumulative average attendance of all directors at Board and Committee meetings was 96%. No Board member missed more than two meetings. All of the Company’s directors attended the 2005 Annual Meeting of Shareholders.

Non-employee directors regularly meet in executive sessions in which such directors meet without management participation. R. Keith Elliott, as Lead Director, presides over such executive sessions. Non-employee directors include all independent directors as well as any other directors who are not officers of the Company, whether or not “independent” by virtue of a material relationship with the Company or otherwise.

During 2005 the Board and each of the Board Committees evaluated their own performance through self assessments.

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Interested parties may communicate directly with the Lead Director or with the non-employee directors as a group by writing to the Lead Director, Checkpoint Systems, Inc., 101 Wolf Drive, Thorofare, New Jersey 08086.

Board Committees. It is the intent of the Board that Committee members and Committee Chairs will be rotated on a regular basis in accordance with a pre-determined rotation schedule. The assignment of committee members and Committee Chairs shall be recommended by the Governance and Nominating Committee and approved by the Board. Although rotation is preferred there shall be no specific restriction on assignments outside of the rotation based on Committee requirements. The following table sets forth the committees of the Board, the composition thereof and the number of meetings of each committee held in 2005:

Name of Committee	Members of the Committee	Number of Meetings in 2005

AUDIT COMMITTEE	William S. Antle, III* David W. Clark, Jr. R. Keith Elliott Jack W. Partridge	10

COMPENSATION COMMITTEE	William S. Antle, III Harald Einsmann R. Keith Elliott Jack W. Partridge* Sally Pearson	5

GOVERNANCE AND NOMINATING COMMITTEE	David W. Clark, Jr. Harald Einsmann Alan R. Hirsig Sally Pearson*	7
* Chairperson for 2005.

Audit Committee. The Audit Committee monitors the financial reporting policies and processes and system of internal controls of the Company. The Committee monitors the audit process and has sole responsibility for selecting the Company’s independent auditors. The Audit Committee operates under a charter which is available on the Company’s website at www.checkpointsystems.com. In addition to being “independent” directors within the meaning of the New York Stock Exchange listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. Mr. Antle serves as chairman of the audit committee of ESCO Technologies, Inc. Mr. Elliott serves as chairman of the audit committee of Wilmington Trust Company and QSGI, Inc. The Board has determined that such simultaneous audit committee service would not impair the ability of such director(s) to effectively serve on the Company’s audit committee.

The Board has determined that Mr. Elliott is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. Item 401(h) further provides for the following safe harbor:

“(i)
A person who is determined to be an audit committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of section 11 of the Securities Act of 1933 (15 U.S.C. 77k), as a result of being designated or identified as an audit committee financial expert pursuant to this Item 401.

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(ii)
The designation or identification of a person as an audit committee financial expert pursuant to this Item 401 does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification.

(iii)
The designation or identification of a person as an audit committee financial expert pursuant to this Item 401 does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.”

Compensation Committee. The Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer and acts at various times during the year to approve salaries, benefits and compensation arrangements for the Company’s officers, including the Chief Executive Officer, and to grant stock compensation and other equity based awards. The compensation paid to employee directors is approved by all of the Company’s independent directors. Each member of the Compensation Committee is independent as required by the New York Stock Exchange listing standards. The Compensation Committee operates under a charter, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Governance and Nominating Committee. The Governance and Nominating Committee provides advice to the full Board with respect to: (a) Board organization, membership and function; (b) Committee structure and membership; and (c) succession planning for the executive management of the Company. In carrying out its duties, the Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct at least annually a performance assessment of the Board. Each member of the Governance and Nominating Committee is independent as required by the New York Stock Exchange listing standards. The Governance and Nominating Committee operates under a charter, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Board Compensation. Directors receive reimbursement of out-of-pocket expenses for attending Board and committee meetings. Employee directors receive no additional compensation for attending Board and committee meetings. Set forth below is the compensation received in 2005 for non-employee directors.

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Non-Employee Director Compensation

Type of Compensation	Amount of Payment

Annual Retainer – Board Members	$30,000

Annual Retainer – Lead Director	$10,000

Annual Retainer – Committee Chairpersons	$ 7,500

Annual Retainer – Audit Committee Chairperson	$10,000

Board Attendance Fee (per day)	$ 2,000

Special Board Meetings	$ 2,000

Telephonic Board Meetings	$ 1,000

All Other Committee Meetings	$ 2,000

Awards to Non-Employee Directors and Other Compensation.
Under the Company’s 2004 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) non-employee directors are eligible to receive equity-based compensation awards, including non-qualified stock options to purchase Checkpoint Common Stock. Pursuant to the terms of the Omnibus Plan, no director may receive total stock-denominated awards in a calendar year which correspond to more than 250,000 shares of Common Stock of the Company.

Prior to 2006, in accordance with the terms of the Company’s Stock Option Plan, which now operates under the Omnibus Plan but existed prior to the adoption of the Omnibus Plan, each non-employee director received, upon his or her initial election as a director and annually thereafter, non-qualified stock options for 10,000 shares. Beginning in 2006, pursuant to a Board Resolution, such annual stock option grants have been replaced by an annual grant of 7,000 Restricted Stock Units (RSUs). The RSUs will vest one year from the date of grant and a Director may elect to defer the receipt of the RSUs under the Directors Compensation Plan.

Under the Company’s Directors’ Compensation Plan, non-employee directors may defer all or a portion of their cash compensation to a deferred compensation account. Non-employee directors may elect to: (1) receive cash for all services; (2) defer a percentage of cash compensation, with the deferral amount invested in a selected investment fund with distribution at retirement; (3) receive Company shares in lieu of cash; or (4) defer a percentage of cash compensation and receive 125% value in phantom Company shares, valued on the last trading day of the calendar quarter in which he or she would have received a cash payment, with deferred shares distributed upon retirement. Since the inception of the plan, more than 70% of the compensation due non-employee directors has been deferred and converted into phantom shares under the plan.

Shareholder Access to Directors

Generally, shareholders who have questions or concerns regarding the Company should contact the Investor Relations department at 856-848-1800 Ext. 3370. Any shareholders, however, who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to any director or to all directors c/o Checkpoint Systems, Inc., 101 Wolf Drive, P.O. Box 188, Thorofare, New Jersey 08086.

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SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth certain information respecting the holdings of the parties who were known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company as of March 15, 2006. The parties named below have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, except where otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock

Earnest Partners, LLC(1) 75 Fourteenth Street, Suite 2300 Atlanta, GA 30309	6,243,550	16.3%

Shapiro Capital Management Company, Inc.(2) 3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305	3,679,475	9.72%

Westport Asset Management, Inc.(3) 253 Riverside Avenue Westport, Connecticut 06880	2,528,400	8.14%

AXA Assurances I.A.R.D. Mutuelle(4) 26, rue Drouot 75009 Paris, France	2,179,868	5.7%

(1)	As reported on Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 3, 2006.

(2)	As reported on Schedules 13G filed with the SEC on February 14, 2006.

(3)	As reported on Schedules 13G filed with the SEC on February 13, 2006.

(4)	As reported on Schedule 13G filed with the SEC on February 14, 2006.

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SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Checkpoint Common Stock owned by each director, the Company’s Chief Executive Officer and the other most highly compensated executive officers and other executive officers as of April 19, 2006. Each person named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock	Phantom Stock Units (2)

William S. Antle, III(3)	56,250	*	10,767

Raymond D. Andrews	0	*	278

W. Craig Burns(4)	394,297	1.0	10,458

David W. Clark, Jr.(5)	97,392	*	34,321

John E. Davies, Jr.(6)	247,891	*	803

Harald Einsmann(7)	22,000	*	0

R. Keith Elliott(8)	42,000	*	23,931

Alan R. Hirsig(9)	41,300	*	33,373

George W. Off(10)	557,667	1.4	49,161

Jack W. Partridge(11)	59,000	*	0

Sally Pearson(12)	42,000	*	9,352

David C. Donnan(13)	71,667	*	3,079

Per Levin(14)	163,416	*	9,861

John R. VanZile(15)	42,334	*	17,307

All Directors and Officers as a	1,840,214	4.7	202,691
Group (14 persons)(16)

*	Less than one percent

(1)
Unissued shares subject to options exercisable by a particular beneficial owner within 60 days of April 4, 2006 are deemed to be outstanding for the purpose of calculating the percent of Common Stock beneficially owned by such beneficial owner.

(2)
Phantom stock units are convertible into Common Stock pursuant to the deferral provisions of the Deferred Compensation Plan. The units do not have voting rights and are convertible into Common Shares upon termination of the individual.

(3)	Consists of options to purchase 42,000 shares of Common Stock.

(4)	Includes options to purchase 381,718 shares of Common Stock.

(5)	Includes options to purchase 52,000 shares of Common Stock.

(6)	Includes options to purchase 245,834 shares of Common Stock.

(7)	Consists of options to purchase 22,000 shares of Common Stock.

(8)	Includes options to purchase 42,000 shares of Common Stock.

(9)	Includes options to purchase 32,000 shares of Common Stock.

(10)	Consists of options to purchase 557,667 shares of Common Stock.

(11)	Includes options to purchase 52,000 shares of Common Stock.

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(12)	Consists of options to purchase 42,000 shares of Common Stock.

(13)	Consists of options to purchase 71,667 shares of Common Stock.

(14)	Consists of options to purchase 163,416 shares of Common Stock.

(15)	Consists of options to purchase 42,334 shares of Common Stock.

(16)	See footnotes 4 and 6 above. Total shown includes 7,343 shares held by the custodian of the ESPP.

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COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

General

Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and, as a result, shareholder value, by aligning the financial interests of the Company’s senior management with those of its shareholders. Annual base salary, incentive bonuses, and longer term incentive compensation is tied to the Company’s performance in a manner that encourages a sharp and continuing focus on building revenue growth and long-term profitability, and provides an important incentive in attracting and retaining corporate officers and other key employees and motivating them to perform to the full extent of their abilities in the best long-term interests of the shareholders. The Committee has retained a nationally- recognized independent compensation-consulting firm to assist the Committee in reviewing various analytical data to ensure that the Company’s compensation program for senior executives is competitive with compensation levels paid to senior management of similar-sized companies with comparable responsibilities.

In the early part of each fiscal year, the Compensation Committee, whom the Board has affirmatively determined to be comprised of independent directors, reviews with the Chief Executive Officer and recommends to the Board, with modifications it deems appropriate, an annual compensation plan for each of the Company’s senior executives other than the Chief Executive Officer. The Board’s independent directors vote on the recommendations in executive session. This compensation plan is based on a review of industry, peer group, and national surveys of compensation levels, historical compensation policies of the Company, and the subjective judgments of the Committee relating to the senior executives past and expected future contributions, level of experience, leadership abilities, and overall performance.

The Compensation Committee also reviews and recommends to the Board the compensation of the Chief Executive Officer based on a review of analytical data and the Compensation Committee’s assessment of his past performance and its expectation as to his future contributions in leading the Company and its businesses. The Board’s independent directors vote on the recommendations in executive session. For 2005, Mr. Off’s compensation was formulated by the Compensation Committee based on these factors as well as preset performance goals.

Mr. Off has served as Chairman of the Board, President and Chief Executive Officer since August 2002. Mr. Off’s salary for 2005 was $768,753 with a targeted bonus percentage of 100%. Mr. Off ‘s 2005 bonus was $710,717. The bonus payment for 2005 was paid in March 2006. In 2005, Mr. Off was also awarded 53,000 options and, under the newly adopted Performance Share Plan, which is described below, a target award of 30,000 RSUs for the 2005-2007 performance period.

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Executive Compensation

In addition to salary, senior management of the Company has the potential to receive additional compensation from one of three possible sources: the Company’s annual Corporate Bonus Plan, discretionary management bonuses, and the Omnibus Incentive Compensation Plan.

In 2005, the Board of Directors approved the 2005 Corporate Bonus Plan. The 2005 Corporate Bonus Plan provides for bonuses to be paid upon achievement of specified objectives and bonuses under the plan were approved by the Compensation Committee at its meeting on February 17, 2006. The 2006 Bonus Plan, which includes an earnings per share financial objective for senior management, was approved at the Board meeting held on February 17, 2006.

In order to provide equity-based and other long-term incentives to employees, the Company maintains the 2004 Omnibus Incentive Compensation Plan (“Omnibus Plan”). Under the Omnibus Plan, which was approved by the Shareholders at the 2004 Annual Meeting of Shareholders, the Compensation Committee has the authority to award stock options (incentive and non-qualified stock options), stock appreciation rights, stock awards (restricted and unrestricted), phantom shares, dividend equivalent rights and cash awards. All employees, non-employee directors and independent contractors of the Company and its subsidiaries are eligible to receive awards under the Omnibus Plan. The maximum number of shares available for awards under the Plan from its inception is approximately 3.5 million and approximately 1.9 million remain available for grant thereunder as of April 19, 2006. The Compensation Committee believes that the Omnibus Plan is an important tool in attracting and retaining employees and directors and encourages them to strive for the long-term success of the Company.

Several compensation and incentive plans operate under the Omnibus Plan, including the Company’s Stock Option Plan, Deferred Compensation Plan and Performance Share Plan. The Stock Option Plan was in place at the time of the adoption of the Omnibus Plan and provides additional structure by which stock options may be awarded to selected recipients. The Deferred Compensation Plan, as described below, allows executives to defer compensation and have the deferred amounts track the performance of Company stock.

The Performance Share Plan, which was developed and adopted in 2005, provides for a distributions under the Plan to be in shares of Company stock. Payment is to be made at the end of a performance period, typically three years. The number of shares awarded to the participant at the end of the performance period is the result of the automatic adjustment to a target number of shares awarded to the participant at the beginning of the performance period. The target number is adjusted up or down (within a range from 0 to 200% of the target number) based on actual performance during the period. The performance goals will typically be company-wide financial measures selected and set by the Compensation Committee and may be different for different performance periods. For the period ending December 2007, the financial measures are the Company’s operating income, operating margin, and return on capital employed. For the performance period ending December 2008, the financial measure is the Company’s free cash flow. For each financial measure a threshold, target and maximum level of performance will be set.

With the introduction of the Performance Share Plan, the Company has begun a shift in the make-up of its equity-based awards, away from options and toward a mix of time-vested restricted stock units, performance share awards and stock options, as appropriate for the

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individual receiving the awards. In 2006, time-vested restricted stock units, with both 3-year and 5-year vesting, have been awarded to certain executives and employees partially replacing traditional option grants.

In deciding the awards to the individual senior management group during 2005, including the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee reviewed with the Chief Executive Officer the recommended individual awards, taking into account facts and subjective issues such as the respective scope of accountability, strategic and operational goals, performance requirements, anticipated contributions of each of the senior management group and information on previous awards made to the individual. Any awards to the Chief Executive Officer are determined separately by the Compensation Committee and are based, among other things, upon a subjective review of competitive compensation data from several surveys, data from selected peer companies, information regarding his total compensation and historical information regarding his long-term compensation awards as well as the Committee’s subjective evaluation of his past and expected future contributions to the Company’s achievement of long-term performance goals, including revenue and earnings growth. In 2005, the Compensation Committee granted stock options to purchase 53,000 shares of the Company’s Common Stock and a target award of 30,000 RSUs for the performance period ending December 2007 under the Performance Share Plan to the Chief Executive Officer.

Under the 1993 Omnibus Budget Reconciliation Act (“COBRA”) and Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million in any one year, except for compensation payments which qualify as “performance-based.” To qualify as “performance-based,” compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by the Compensation Committee. In addition, Compensation Committee must certify that the performance goals were achieved before payments can be made. The Compensation Committee has designed certain of the Company’s compensation programs to conform to Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by Section 162(m) should not exceed $1 million in any one year, except for compensation payments which qualify as “performance-based.” However, the Company may pay compensation which is not deductible in certain circumstances, when sound management of the Company so requires.

Deferred Compensation Plan

On February 18, 2004, the Board adopted the Checkpoint Systems, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”). The Deferred Compensation Plan was approved by the Company’s Shareholders at the 2004 Annual Meeting. The purpose of the Deferred Compensation Plan, which is administered by the Compensation Committee, is to provide certain eligible employees of the Company and its subsidiaries the opportunity to defer portions of their compensation. In addition, the Deferred Compensation Plan is designed to encourage participants to participate in an investment return which tracks the performance of Company stock, therefore aligning the interests of plan participants with those of the Company’s shareholders.

U.S. and non-US executives are eligible to participate in the Deferred Compensation Plan. The Compensation Committee may set minimum and maximum amounts allowed for deferral into the Deferred Compensation Plan, however, the maximum deferred amount

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may not exceed 50% of base salary and 100% of annual bonus. Deferral elections are irrevocable for one year, except in the case of unforeseeable severe financial emergency.

The Deferred Compensation Plan is unfunded and rights to payments from this plan are unsecured claims against the general assets of the Company. The Deferred Compensation Plan is not intended to qualify under Section 401(a) of the Code. Participant accounts under the Deferred Compensation Plan are merely hypothetical bookkeeping accounts which will incur hypothetical gains or losses tracking the performance of company stock.

Participants will receive a 25% match on amounts deferred. Company matching amounts are subject to incremental vesting over three years. Normally, lump-sum distribution will occur at termination of employment. However, at the time of completing the first election form, participants may choose distribution upon termination on or after age 55 in either a lump sum or a series of substantially equal annual payments over the five years immediately following termination. Distributions under the Plan will be in shares of Company stock.

Stock Ownership Program

On February 17, 2004 the Compensation Committee adopted the Checkpoint Systems, Inc. Management and Director Stock Ownership Program (“Stock Ownership Program”). The Stock Ownership Program sets stock ownership levels for executive officers and outside directors of the Company. The ownership levels under the Stock Ownership Program are as follows:

Title (or equivalent)	Annual Average Deferral From Gross Salary	Level of Ownership After 5 Years

Director	N/A	10,000
Chief Executive Officer	40%	160,000
Executive Vice President/President	25%	50,000
Senior Vice President	25%	25,000
Vice President and General Mgr.	15%	10,000

Each participant must achieve and maintain the Annual Average Deferral from Gross Salary for each five year period or achieve and maintain the Level of Ownership for such participant’s position by the fifth anniversary of the Effective Date. Shares relating to accounts under deferred compensation plans qualify toward the required ownership levels.

The foregoing report submitted by:

William S. Antle, III
Harald Einsmann
R. Keith Elliott
Jack W. Partridge, Chairperson
Sally Pearson

The foregoing Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

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Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee, as of the date of this proxy statement, is or has been an officer or employee of the Company or any of its subsidiaries.

No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee.

No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee.

No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

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EXECUTIVE COMPENSATION

This table below shows for the last three fiscal years compensation information for the Company’s Chief Executive Officer, and the Named Executive Officers, as required under the rules of the SEC and certain other executive officers of the Company.

Summary Compensation Table

	Annual Compensation				Long Term Compensation	All Other Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)		Securities Underlying Options(#)	Other ($)

George W. Off	2005	768,753	710,717		53,000	0
Chairman of the Board,	2004	768,753	422,105		90,000	359,407	(1)
President and Chief	2003	772,820	762,375		60,000	0
Executive Officer

W. Craig Burns	2005	387,339	415,342	(2)	11,250	0
Executive Vice President,	2004	388,335	364,377	(2)	60,000	0
Chief Financial Officer and	2003	393,245	415,735	(2)	60,000	0
Treasurer

John E. Davies, Jr.	2005	303,676	217,200		17,500	50,000	(3)
President, Asia Pacific	2004	304,671	265,462		60,000	0
and Latin America	2003	308,773	433,600		60,000	0

Per H. Levin	2005	349,423	117,930		11,250	69,885	(4)
President of Europe	2004	347,844	122,850		60,000	69,569	(4)
	2003	315,579	294,010		60,000	62,813	(4)

David C. Donnan	2005	380,690	275,500		15,000	0
President of North America	2004	185,806	152,000		200,000	0

John R. Van Zile	2005	267,579	167,169		17,000	0
Senior Vice President,	2004	243,112	109,161		30,000	0
General Counsel and Secretary	2003	137,328	83,837		25,000	13,000	(5)

Raymond D. Andrews (6)	2005	70,792	43,075		10,000	0
Vice President and
Chief Accounting Officer

(1)	Consists of a relocation reimbursement of $359,407 in 2004.

(2)	In 2003, Mr. Burns received a special bonus of $350,000 which vested and became payable over three years. $116,666 of the special bonus is included in the 2003, 2004 and 2005 bonus award.

(3)	Consists of monies received from the exercise of stock options.

(4)
Amounts shown in All Other compensation includes pension and housing allowances related to Mr. Levin in the amount of $48,670 and $21,215 in 2005, $48,450 and $21,119 in 2004 and $43,969 and $18,844 in 2003 respectively.

(5)	Consists of a relocation reimbursement of $13,000.

(6)	Mr. Andrews employment with the Company commenced on August 1, 2005.

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Stock Option Grants in 2005

The table below shows stock option grants to the individuals listed below in 2005.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (2)
Name					5% ($)	10% ($)

George W. Off	5,903	0.7808	16.94	04/01/15	62,887	159,369
	47,097	6.2298	16.94	04/01/15	501,747	1,271,525

W. Craig Burns	3,750	0.4960	16.94	04/01/15	39,951	101,242
	7,500	0.9921	16.94	04/01/15	79,901	202,485

John E. Davies, Jr.	5,833	0.7716	16.94	04/01/15	62,142	157,479
	11,667	1.5433	16.94	04/01/15	124,295	314,986

David C. Donnan	15,000	1.9841	16.94	04/01/15	159,802	404,970

Per H. Levin	7,500	0.9921	16.94	04/01/15	79,901	202,485
	3,750	0.4960	16.94	04/01/15	39,951	101,242

John R. Van Zile	5,666	0.7495	16.94	04/01/15	60,363	152,971
	11,334	1.4992	16.94	04/01/15	120,746	305,995

(1)
The top figure, where applicable, reflects an incentive stock option and the bottom figure reflects a non-qualified stock option. Under the Stock Option Plan, options vest over a period of three years at a rate of one-third per year.

(2)
Represents a gain that would be realized assuming the options were held until expiration and the stock price increased at compounded rates of 5% and 10% from the base price per share. The dollar amounts under these columns use the 5% and 10% rates of appreciation required by the SEC. This presentation is not intended to forecast possible future appreciation of the Company’s Common Stock.

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Option Exercises and Fiscal Year-End Option Values

The table below shows stock option exercises and the value of unexercised stock options held by the individuals listed below.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise (#)	Realized Value ($)(1)	Number of Securities Underlying Unexercised Options At FY-End(#)(2) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options At FY-End ($)(3) Exercisable/ Unexercisable

George W. Off	0	0	490,000/133,000	6,498,688/1,016,445

W. Craig Burns	0	0	342,500/71,250	4,530,512/562,831

John E. Davies, Jr.	4,000	50,000	200,000/77,500	2,470,868/613,238

David C. Donnan	0	0	66,667/148,333	484,336/1,089,639

Per H. Levin	0	0	119,666/71,250	1,400,139/562,831

John Van Zile	0	0	26,667/45,333	224,287/336,918

(1)	Represents the difference between the fair market value of the shares at the date of exercise and the exercise price multiplied by the number of shares acquired.

(2)	The first number represents the number of exercisable but unexercised options; the second number represents the number of unexercisable options.

(3)	The first number represents the value based on the stock price at fiscal year-end of exercisable but unexercised options; the second number represents the value of unexercisable options.

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LONG-TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units Or Other Rights	Performance Or Other Period Until Maturatio Or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (1)	Target (1)	Maximum (1)

George W. Off	30,000	2005-2007	15,000	30,000	60,000

W. Craig Burns	6,000	2005-2007	3,000	6,000	12,000

John E. Davies, Jr.	10,000	2005-2007	5,000	10,000	20,000

David C. Donnan	9,000	2005-2007	4,500	9,000	18,000

Per H. Levin	6,000	2005-2007	3,000	6,000	12,000

John R. Van Zile	10,000	2005-2007	5,000	10,000	20,000

(1)
The performance-based award established for the 2005-2007 long-term incentive awards is based on a Performance Period that runs from June 2005 through December 2007. The number of shares earned is based on the Company’s performance in meeting specified operating income and operating margin goals in 2007.

Employment Agreements and Change-in-Control Arrangements

Mr. Off has a written Employment Agreement, which expires December 31, 2008, pursuant to which Mr. Off receives an adjusted base salary of Seven Hundred Sixty-Seven Thousand Five Hundred Dollars $767,500 per annum. Mr. Off’s Agreement provides that he participate in annual incentive compensation programs, as determined by the Board of Directors, which would enable Mr. Off to earn incentive compensation up to a maximum of one hundred percent (100%) of base salary, provided specified goals and objectives are achieved. Mr. Off is also eligible for awards under the Company’s Omnibus Plan, which may be in the form of stock options, restricted stock units, performance shares or other forms of awards as determined by the Compensation Committee. Mr. Off’s Agreement provides that if the Agreement is not renewed at its expiration date, Mr. Off shall receive an amount equal to one year’s salary in effect at the time and that any stock options (other than options granted in the preceding nine (9) months prior to the termination date) shall vest immediately. Mr. Off is also subject to non-competition provisions, which range from twelve (12) to thirty (30) months from termination date, depending on various conditions of termination. Mr. Off’s Agreement also provides for payments, under certain conditions, related to Change-in Control as defined in the agreement or termination of employment by either the Company, without cause, as defined, or for good reason, as defined, during the term of Agreement. The payment under such circumstances is an amount equal to two hundred fifty percent (250%) of a combination of Mr. Off’s base salary and incentive compensation, as defined in the Agreement. After termination of employment with Company other than on account of termination by Company for cause or Executive without good reason, Mr. Off, his spouse, and his eligible dependents or survivors shall be entitled to continue to participate in such plans for life on the terms generally applied to actively employed senior management of the Company, including any employee cost sharing provisions. To the extent the terms and conditions of the aforesaid plans do not permit participation by Executive, his spouse, his dependents, or his survivors, the Company shall arrange to provide Mr. Off, his spouse, his dependents, or his survivors with the after-tax economic equivalent of such continued coverage.

Mr. Burns has a written Employment Agreement that renews annually. Under the Agreement, Mr. Burns is bound to a non-competition provision for a period of twelve (12) months from the date his employment terminates. In the event of non-voluntary

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termination, for other than cause, Mr. Burns would receive the greater of the benefits under his Employment Agreement or the Company’s Termination Policy for Executives, as defined below. Under his Employment Agreement he would receive as severance base salary and benefit continuation for twenty-four (24) months. Should a Change-in-Control of the Company take place, as defined in the Agreement, and his employment is terminated Mr. Burns would receive as severance benefits base salary continuation and various benefits for thirty-six (36) months. Mr. Burns receive a deferred bonus payment equal to $350,000, of which one-third was paid in 2004, one third was paid in January 2005; and the remaining one third was paid in January 2006. In addition, Mr. Burns agreement reflects an accrued bonus of $772,254 which was originally awarded in 2002.

Mr. Levin has a written Employment Agreement that renews annually. Mr. Levin is bound to a non-competition provision for a period of twelve (12) months from the date his employment terminates. In the event of non- voluntary termination, for other than cause, Mr. Levin would receive the greater of the benefits under his Employment Agreement or the Company’s Termination Policy for Executives, as defined below. Under his Employment Agreement he would receive as severance base salary and benefit continuation for twenty-four (24) months. Should a Change-in-Control of the Company take place, as defined in the Agreement, and his employment is terminated Mr. Levin would receive as severance benefits base salary continuation and various benefits for thirty-six (36) months. In addition to his base salary and eligibility to participate in an annual bonus plan, Mr. Levin receives a housing allowance and a $48,670 annual contribution to a private pension plan.

Each of the other Named Executives has an employment agreement or is covered by the Company’s termination policy (Policy) for Executives which the Board approved in February 2005. The contracts and Policy provide that in the absence of “cause”, the Company may terminate an Executives’ employment upon thirty (30) days written notice. In such event, subject to certain non-compete and confidentiality provisions, Executive shall be entitled to receive the following: Executive Vice President/President - 24 months; Senior Vice President - 18 months; and Vice President or General Manager -12 months

If Executive is terminated or properly terminates employment pursuant to a Change-in-Control as defined in the Policy the Executive shall be entitled to receive the following:

•	The Base Salary for a period equal to 1-1/2 times the Severance Payment Period;

•	Any payment to which Executive may be entitled in accordance with the terms of any applicable Bonus Plan then existing;

•	Continued participation in welfare benefit plans of the Company;

•	Accelerated vesting in any stock options or similar equity incentive rights previously granted to Executive.

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AUDIT COMMITTEE REPORT

The Audit Committee provides the following report with respect to the Company’s audited financial statements for the fiscal year ended December 25, 2005.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company has an internal audit staff, which performs testing of internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Committee has sole responsibility for selecting the Company’s independent auditors.

The Audit Committee has reviewed and discussed with management the Company’s fiscal 2005 audited financial statements. The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 and 90. The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers required by Independence Standards Board No.1, relating to the auditors’ independence from the Company and its related entities, and has discussed with the auditors their independence from the Company.

The Audit Committee operates under a charter which is available on the Company’s website at www.checkpointsystems.com. In addition to being “independent” directors within the meaning of the New York Stock Exchange listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. Mr. Antle serves on the audit committee of ESCO Technologies, Inc. Mr. Elliott serves on the audit committee of Wilmington Trust Company and QSGI, Inc. The Board has determined that such simultaneous audit committee service would not impair the ability of such directors to effectively serve on the Company’s audit committee.

Based on, and in reliance upon these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements as of and for the year ended December 25, 2005 be included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2005.

The foregoing report submitted by:

William S. Antle, III, Chairman
David W. Clark, Jr.
R. Keith Elliott
Jack W. Partridge

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

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INDEPENDENT AUDITORS

Audit Fees

Aggregate fees for professional services rendered by PwC in connection with its audit of the Company’s consolidated financial statements for the year ended December 25, 2005 and its limited reviews of the Company’s unaudited condensed consolidated interim financial statements were $ $2.8 million. For the year ended December 26, 2004 the amount was $2.8 million.

Audit-Related Fees

The Company did not engage PwC for services other than those described above in either of its last two fiscal years.

Tax Fees

In addition to the fees described above, the Company engaged PwC to perform various tax compliance services and tax consulting for the Company for the years ended December 25, 2005 and December 26, 2004. The annual fees related to these tax related professional services were $44,000 and $397,000 respectively.

All Other Fees

The Company did not engage PwC for services other than those described above in either of its last two fiscal years.

Pre-Approval Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by PwC. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by PwC. Under the policy, pre-approval is generally provided for 12 months unless the Audit Committee specifically provides for a different period, and any pre-approval must be detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also approve particular services on a case by case basis. For each proposed service, PwC must provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by PwC. All of the Audit, Audit-Related and Tax Fees described above were pre-approved by the Audit Committee.

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STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the period beginning December 31, 2000 and ending on December 25, 2005, with the cumulative total return on the Center for Research in Security Prices Index (“CRSP Index”) for NYSE/AMEX/NASDAQ Stock market, and the CRSP Index for NASDAQ Electronic Components and Accessories, assuming the investment of $100 in the Company’s Stock, the CRSP Index for NYSE/AMEX/NASDAQ Stock market, and the CRSP Index for NASDAQ Electronic Components and Accessories and the reinvestment of all dividends.

	12/2000	12/2001	12/2002	12/2003	12/2004	12/2005

Checkpoint Systems, Inc.	100.0	180.2	139.0	254.3	242.7	331.4
NYSE/AMEX/Nasdaq Stock Market (US Companies)	100.0	89.3	70.9	93.4	104.9	111.3
Nasdaq Electronic Components Stocks	100.0	68.3	36.6	70.4	55.7	55.2
SIC 3670 — 3679 US & Foreign

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The foregoing Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and certain persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, all required Section 16(a) reports during the fiscal year ended December 25, 2005, were timely filed.

SUBMISSION OF PROPOSALS FOR THE 2007 ANNUAL MEETING

Shareholders of the Company are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC and the Company’s By-Laws. If the date of the 2007 Annual Meeting of Shareholders is advanced or delayed more than 30 days from June 8, 2007, shareholder proposals intended to be included in the proxy statement for the 2007 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials for the 2007 annual meeting. Upon any determination that the date of the 2007 annual meeting will be advanced or delayed by more than 30 days from the date of the 2006 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q. Should a shareholder wish to have a proposal considered for inclusion in the proxy statement for the Company’s 2007 Annual Meeting, the proposal must be received at the Company’s offices no later than December 26, 2006.

In connection with the Company’s 2007 Annual Meeting, if the shareholders’ notice is not received by the Company on or before March 11, 2007, the Company (through management proxy holders) may exercise discretionary voting authority when the proposal is raised at the annual meeting without any reference to the matter in the proxy statement. However, if the date of the 2007 Annual Meeting of Shareholders has been changed by more than 30 days from the date of the 2006 annual meeting, the recommendation must be received a reasonable time before the Company begins to print and mail its proxy material for the 2007 annual meeting.

All shareholder proposals and notices should be directed to the Secretary of the Company at 101 Wolf Drive, Thorofare, New Jersey 08086.

COST OF SOLICITATION

The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodian’s reasonable fees and expenses in forwarding proxy materials to shareholders. The Company is not using an outside proxy solicitation firm this year, but employees of the Company or its subsidiaries may solicit proxies through mail, telephone or other means. Employees do not receive additional compensation for soliciting proxies.

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HOUSEHOLDING

The SEC permits companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as “householding,” should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company is not householding materials for our shareholders in connection with the Annual Meeting, however, the Company has been informed that certain intermediaries will household proxy materials.

If you wish to have only one annual report and proxy statement delivered to your address you can:

•
Contact us by calling (856) 848-1800 Ext. 3370 or by writing to Checkpoint Systems, Inc., 101 Wolf Drive, P.O. Box 188, Thorofare, New Jersey 08086, Attention: Corporate Secretary, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

•	Request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another shareholder.

ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, on written request. Written requests should be directed to the Secretary of the Company at 101 Wolf Drive, Thorofare, New Jersey 08086.

The Company’s internet website is www.checkpointsystems.com. Investors can obtain copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after the Company has filed such materials with, or furnished them to, the Securities and Exchange Commission.

The Company has posted the Code of Ethics, the Governance Guidelines and each of the Committee Charters on its website at www.checkpointsystems.com, and will post on its website any amendments to, or waivers from, the Code of Ethics applicable to any of its directors or executive officers. The foregoing information will also be available in print upon request.

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OTHER BUSINESS

The Board knows of no other business for consideration at the meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

John R. Van Zile
Senior Vice President,
General Counsel and Corporate Secretary